Contact:
Richard Sawchak
Paradigm Solutions Corporation
Tel: (240) 283-3404

For Immediate Release

Paradigm Holdings Provides Business Update and
Reports Financial Results for the Third Quarter of 2009

Rockville, Maryland – November 11, 2009 – Paradigm Holdings, Inc. (OTCBB: PDHO) (“Paradigm” or the “Company”), a provider of comprehensive information technology and cyber security solutions for federal government enterprises, today provided an update for the third quarter ended September 30, 2009.

Third Quarter 2009 Highlights:

➢	Revenues of $8.0 million
➢	Gross profit of $1.9 million, with gross margin expansion of 228 basis points to 23.4%
➢	EBITDA of $0.4 million
➢	Net income of $0.02 per basic share, resulting from the non-cash change in the fair value of put warrants; net loss of $0.01 per diluted share without non-cash change in fair value of put warrants

Peter B. LaMontagne, Paradigm President and CEO, stated, “We believe that our strategy of focusing on higher-margin national and homeland security contracts is enabling us to make additional positive progress toward becoming a leading provider of specialized cyber security services. The transition away from our Small Business Program status has been a long process, but we believe we have begun to stabilize: revenues have been in the $8 million per quarter range for three quarters; our book-to-bill ratio for the quarter increased to 3.4x; and our total backlog grew to approximately $92 million.  In addition, approximately 18% of our total revenues for 2009 are directly focused on cyber security and nearly 40% are derived from national and homeland security agencies.  As we look toward 2010, we will focus sharply on cyber security and related programs.”

Richard Sawchak, Chief Financial Officer, stated, “We are pleased that our disciplined cash management enabled us to once again generate positive operating cash flow during the quarter and reduce our debt balance to $3.1 million.  As we continue to focus on operating profitability and positive cash flow during the remainder of 2009 and beyond, we intend to continue to take the necessary steps to expand gross margins, reduce expenses and manage our working capital position.”

The Company’s EBITDA was $0.4 million during the quarter ended September 30, 2009, as compared to approximately $0.3 million for the same period of 2008. The Company defines EBITDA as earnings before interest, taxes, changes in the fair value of put warrants, depreciation and amortization, stock compensation and restructuring expenses which include the basket allowed under our senior credit facility and other actual restructuring costs. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurements of EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA, a non-GAAP measure, to net income (loss) for the three and nine months ended September 30, 2009 and 2008.

	Quarter Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
Net Income (Loss)	$957,679	$(224,147)	$(1,140,669)	$(627,313)

Adjustments:
Interest Expense, net	536,943	230,593	1,385,690	733,877
Income Tax Provision (Benefit)	135,069	(105,263)	(88,624)	(255,505)
Change in FV of Put Warrants	(1,463,910)	--	(463,085)	--
Depreciation & Amortization	109,720	142,844	351,923	468,824
Stock Compensation	91,570	140,032	487,175	420,095
Restructuring Expense	--	67,390	325,000	431,978

EBITDA	$367,071	$251,449	$857,410	$1,171,956

Revenue for the third quarter of 2009 was $8.0 million, compared to $9.6 million for the third quarter of 2008. The decline in revenue for the three months is attributable to a decrease in federal repair and maintenance services and the completion of certain small business set-aside programs during 2008. Net income for the third quarter of 2009 was $957,679 or $0.02 per basic share and ($0.01) per diluted share, versus a net loss of $269,147 or ($0.01) per basic and diluted share in the third quarter of 2008. The increase in net income for the three months is attributable to the gain from the changes in the fair value of put warrants and the lower SG&A expenses which is partially offset by the decrease in revenue and an increase in interest expense.

The Company had a $0.8 million working capital deficit and approximately $3.1 million outstanding on its line of credit with Silicon Valley Bank as of September 30, 2009.

For additional details, please refer to the Company’s quarterly report on Form 10-Q as filed with the SEC.

About Paradigm Holdings, Inc.
Paradigm Holdings, Inc., (www.paradigmsolutions.com) is a provider of information technology (IT) and cyber security solutions for U.S. Federal Government enterprises. Paradigm specializes in comprehensive information assurance solutions involving cyber security and digital forensics as well as continuity of operations and disaster recovery planning.  The Company also provides systems engineering and IT infrastructure support solutions.  Headquartered in Rockville, Maryland, the Company currently employs approximately 200 people.

Safe Harbor Statement
This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those sections. Paradigm assumes no obligation to update the information contained in this press release. Future results for Paradigm may be affected by its ability to continue to implement its government technology solutions, its dependence on the federal government and state and local governments and other federal government contractors as its major customers, timely passage of components of the federal budget, timely obligations of funding by the federal and state governments, its dependence on procuring, pricing and performing short-term government contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, including seasonal impacts, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire. For further information about forward-looking statements and other Paradigm specific risks and uncertainties please refer to recent SEC filings for Paradigm, which are available at www.sec.gov.

(tables follow)

PARADIGM HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2009	December 31, 2008
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$134,719	$52,257
Accounts receivable — contracts, net	5,212,932	6,920,768
Prepaid expenses	745,685	1,033,837
Prepaid corporate income taxes	--	47,092
Deferred income tax assets	34,473	60,269
Other current assets	432,869	554,610
Total current assets	6,560,678	8,668,833
Property and equipment, net	132,825	183,612
Goodwill	3,991,605	3,991,605
Intangible assets, net	984,136	1,244,591
Deferred financing costs, net	948,418	--
Deferred income tax assets, net of current portion	443,646	211,326
Other non-current assets	681,914	172,029
Total Assets	$13,743,222	$14,471,996
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Note payable — line of credit	$3,096,851	$5,949,983
Note payable — promissory note	--	2,000,000
Capital leases payable, current portion	--	1,578
Accounts payable and accrued expenses	2,155,191	3,498,690
Accrued salaries and related liabilities	1,578,908	1,474,133
Corporate income tax payable	52,827	--
Mandatorily redeemable preferred stock, current portion	350,000	--
Other current liabilities	86,831	227,200
Total current liabilities	7,320,608	13,151,584
Long-term liabilities
Other non-current liabilities	127,559	183,870
Mandatorily redeemable preferred stock - $.01 par value, 10,000,000 shares authorized, 6,206 shares issued and outstanding as of September 30, 2009	4,483,923	--
Put warrants	1,465,082	--
Total liabilities	13,397,172	13,335,454
Commitments and contingencies
Convertible preferred stock - $.01 par value, 10,000,000 shares authorized, 0 and 1,800 shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively. Each share of convertible preferred stock has a liquidation preference of $0.01 per share plus all accrued but unpaid dividends	--	18
Common stock - $.01 par value, 50,000,000 shares authorized, 41,243,027 shares and 19,148,153 shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	412,431	191,482
Additional paid-in capital	3,344,646	3,215,400
Accumulated deficit	(3,411,027)	(2,270,358)
Total stockholders’ equity	346,050	1,136,542
Total liabilities and stockholders’ equity	$13,743,222	$14,471,996

PARADIGM HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2009	Sept. 30, 2008	Sept. 30, 2009	Sept. 30, 2008
Contract Revenue
Service contracts	$5,713,956	$7,079,396	$17,180,060	$21,388,614
Repair and maintenance contracts	2,322,972	2,485,063	7,235,964	9,593,523
Total contract revenue	8,036,928	9,564,459	24,416,024	30,982,137
Cost of revenue
Service contracts	4,353,955	5,324,087	13,244,991	16,394,569
Repair and maintenance contracts	1,805,342	2,223,919	5,911,417	8,417,479
Total cost of revenue	6,159,297	7,548,006	19,156,408	24,812,048
Gross margin	1,877,631	2,016,453	5,259,616	6,170,089
Selling, general and administrative	1,711,850	2,115,270	5,566,304	6,319,257
Income (loss) from operations	165,781	(98,817)	(306,688)	(149,168)
Other income (expense)
Interest income	2	65	8	2,772
Change in fair value of put warrants	1,463,910	--	463,085	--
Interest expense – mandatorily redeemable preferred stock	(418,248)	--	(950,223)	--
Interest expense	(118,697)	(230,658)	(435,475)	(736,649)
Other income	--	--	--	227
Total other income (expense)	926,967	(230,593)	(922,605)	(733,650)
Income (loss) from operations before income taxes	1,092,748	(329,410)	(1,229,293)	(882,818)
Provision (benefit) for income taxes	135,069	(105,263)	(88,624)	(255,505)
Net income (loss)	957,679	(224,147)	(1,140,669)	(627,313)
Dividends on preferred stock	--	45,000	78,870	135,000
Net income (loss) attributable to common shareholders	$957,679	$(269,147)	$(1,219,539)	$(762,313)

Weighted average number of common shares:
Basic	41,243,027	19,148,153	36,299,722	19,148,153
Diluted	79,262,830	19,148,153	36,299,722	19,148,153

Basic net income (loss) per common share	$0.02	$(0.01)	$(0.03)	$(0.04)
Diluted net loss per common share	$(0.01)	$(0.01)	$(0.03)	$(0.04)